AMENDMENT AGREEMENT

This Amendment Agreement (this "Agreement") is made as of September 24, 2008, by and between NEC-EPS Holding, LLC, a Delaware limited liability company ("NEC-EPS Holding"), Lynn Energy Center, LLC, a Delaware limited liability company ("Lynn Energy"), Franklin Energy Center, LLC, a Delaware limited liability company ("Franklin Energy"), and COI Energy Center, LLC f/k/a Morningstar Energy Center, LLC, a Delaware limited liability company ("COI Energy" and, collectively with NEC-EPS Holding, Lynn Energy and Franklin Energy, the "Borrowers"), and TD Bank, N.A., a national banking institution (the "Lender").

WHEREAS, Borrowers and Lender are parties to a Loan Agreement dated as of April 15, 2005 (as amended from time to time, the "Loan Agreement");

WHEREAS, pursuant to letter agreements dated May 18, 2006, September 26, 2006, January 18, 2007 and May 15, 2007, the Conversion Date (as defined in the Loan Agreement) was extended to July 28, 2007;

WHEREAS, construction of the Projects has been completed and no further construction advances are contemplated to be made under the Loan Agreement;

WHEREAS, Borrowers have requested that Lender make an additional loan in the principal amount of $763,000 (the "2008 Loan") to Borrowers pursuant to the terms and conditions set forth in the Loan Agreement, as amended pursuant to this Amendment; and

WHEREAS, Lender has agreed to make the 2008 Loan upon the terms and subject to the conditions set forth in a Closing Agreement of even date herewith, and the Loan Agreement, as amended pursuant to this Amendment.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Amendment, and other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. AMENDMENTS; OUTSTANDING BALANCE.

1.1 Scope of Amendments. This Amendment Agreement amends the Loan Agreement and certain of the Loan Documents.

1.2 Full Force and Effect. Except as expressly amended by this Amendment Agreement, all terms and provisions of the Loan Agreement and each of the other Loan Documents shall continue in full force and effect.

2. DEFINITIONS.

2.1 Capitalized Terms. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings given in the Loan Agreement.

2.2 New Definitions. Section 1 of the Loan Agreement shall be amended to add the following definitions:

"2008 Loan" shall have the meaning given in the Recitals.

"2005 Note" shall mean the Promissory Note dated April 15, 2005 executed by Borrowers in favor of Lender in the original principal amount of Eight Million Twenty Seven Thousand and 00/100 Dollars ($8,027,000.00), as amended from time to time.

"2008 Note" shall mean the Promissory Note dated September 24, 2008 executed by Borrowers in favor of Lender in the original principal amount of Seven Hundred Sixty Three Thousand and 00/100 Dollars ($763,000.00), as amended from time to time.

"Closing Agreement" shall mean the Closing Agreement of even date herewith by and among the Lender and the Borrowers.

2.3 Amendments to Definitions. The definitions of each of the following terms, as set forth in Section 1 of the Loan Agreement, shall be deleted in its entirety and replaced with the following:

"Conversion Date" shall mean July 28, 2007.

"Indebtedness" shall mean the principal of and interest on and all other amounts, payments and premiums due under the 2005 Note and the 2008 Note, and all other indebtedness of Borrowers to Lender under and/or secured by the Loan Documents, or any amendments, modifications, renewals and extensions of any of the foregoing.

"Lender's Notice Address" shall mean 2 Church Street, P.O. Box 689, Bellows Falls, Vermont 05101, Attention: Christopher J. Hackett.

"Loan" shall mean the term loan made by Lender to the Borrowers in the maximum aggregate principal amount of Eight Million Twenty Seven Thousand and 00/100 Dollars ($8,027,000.00), together with the term loan made by Lender to the Borrowers on or about September 24, 2008 in the original principal amount of Seven Hundred Sixty Three Thousand and 00/100 Dollars ($763,000.00).

"Loan Amount" shall mean the total amount advanced pursuant to the Loan Documents.

"Loan Documents" shall mean the Loan Agreement dated as of April 15, 2005, the 2005 Note, the Security Agreement, the Pledge Agreements, the Assignment of Permits and Approvals, the Assignment of Contracts, the Haz Mat Agreement, the Blocked Account

Agreement, and any other documents or instruments executed and delivered to the Lender in connection with the 2005 Note, together with the 2008 Note, the Closing Agreement, this Amendment, the Confirmation of Guaranty of even date herewith, and any other documents or instruments executed and delivered to the Lender in connection with the 2008 Note.

"Maturity Date" shall mean July 28, 2017.

"Obligations" shall mean the Indebtedness, and all other obligations arising under the 2005 Note, the 2008 Note and all of the other Loan Documents, including, without limitation, any amendments, modifications, renewals and extensions of any of the foregoing.

"Promissory Note" shall mean, collectively, the 2005 Note and the 2008 Note.

2.4 Applicability to Loan Documents. All references in any Loan Documents to the defined terms added or amended pursuant to this Section shall hereafter refer to the amended definitions set forth in this Section.

3. AMENDMENT TO FINANCIAL COVENANTS.

3.1 The financial covenants set forth in Section 8 of the Loan Agreement shall be deleted in their entirety and replaced with the covenants set forth on Exhibit A hereto, which by this reference is incorporated herein.

3.2 Except as expressly amended pursuant to this Amendment, all affirmative and negative covenants set forth in the Loan Agreement, including, without limitation, covenants relating to maintenance of insurance, shall continue in full force and effect, and shall apply to all Obligations.

4. MISCELLANEOUS.

4.1 Further Assurances. Borrowers, upon the request of Lender, will execute, acknowledge and deliver such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purpose of this Agreement, and to facilitate the assignment or transfer of the Promissory Note, and any renewals, additions, substitutions, replacements or betterments thereto. Upon any failure of Borrowers to execute and deliver such instruments, certificates and other documents on or before 15 days after receipt of written request therefor, Lender may make, execute and record any and all such instruments, certificates and Borrowers irrevocably appoint Lender the agent and attorney-in-fact (which shall be coupled with an interest) of Borrowers to do so.

4.2 Materiality. All representations, warranties, covenants and agreements set forth in this Agreement and in the other Loan Documents are material and shall be deemed to have been relied upon by the Lender in making the Loan, notwithstanding any investigation heretofore or hereafter made by the Lender.

4.3 Survival. The warranties, representations, covenants and agreements set forth in this Agreement and in the other Loan Documents shall survive the making of the Loan and the

execution and delivery of the Promissory Note, and shall continue in full force and effect until the Indebtedness shall have been paid in full and all Obligations performed, excepting only such obligations as specified in the Loan Documents which, by their terms, survive the repayment of the Indebtedness.

4.4 Notice. All notices, demands, requests and other communications required under this Agreement shall be in writing and shall be given to Borrowers at Borrowers' Notice Address and to Lender at Lender's Notice Address, when and as provided in the Loan Documents.

4.5 Strict Performance. Any failure by Lender to insist upon strict performance by any Borrower of any of the terms and provisions of the Loan Documents shall not be deemed to be a waiver of any of the terms or provisions of the Loan Documents and Lender shall have the right thereafter to insist upon strict performance by any Borrower of any and all of them.

4.6 Integration/Severability. The Loan Documents embody the entire agreement between the parties, supersede all prior agreements and understandings, written or oral, if any, relating to the subject matter hereof. In case any one or more of the provisions of this Agreement or of any of the other Loan Documents shall be invalid, illegal or unenforceable in any respect, the validity of this Agreement and each of the other Loan Documents and the remaining provisions thereof shall be in no way affected, prejudiced or disturbed thereby.

4.7 Modifications. This Agreement, the other Loan Documents and the terms of each of them may not be changed, waived, discharged or terminated orally, but only by an instrument or instruments in writing signed by the party against which enforcement of the change, waiver, discharge or termination is asserted.

4.8 Applicable Law. This Agreement and each of the other Loan Documents shall be governed by and construed according to the laws of the State of Vermont. Each of the Borrowers hereby submits to the jurisdiction of each state and federal court which sits in the State of Vermont, and agrees that service made in accordance with the notice provisions of this Agreement or the other Loan Documents shall be proper service. Venue for the enforcement of any of the obligations under this Agreement or under any of the other Loan Documents shall lie in the State of Vermont. Borrowers waive any right to claim that Vermont, is an inconvenient forum. No claim against the Lender may be asserted other than in Vermont.

IN WITNESS WHEREOF, the parties have executed this Amendment Agreement as of the date first above written.

WITNESSES:

BORROWERS:

NEC-EPS HOLDING, LLC

By: ______________________
Jay Zoellner
President

LYNN ENERGY CENTER, LLC

By: ______________________
Jay Zoellner
President

FRANKLIN ENERGY CENTER, LLC

By: ______________________
Jay Zoellner
President

COI Energy Center, LLC

By: ______________________
Jay Zoellner
President

____

LENDER:
TD BANK, N.A.

By: ______________________
Name: Christopher J. Hackett
Title: Vice President

Exhibit A

Amended Financial Covenants

8. FINANCIAL COVENANTS.

Until the entire Indebtedness shall have been paid in full and all of the Indebtedness shall have been performed, each of the Borrowers hereby covenants and agrees as follows:

8.1 Minimum Liquidity. The Borrowers will not permit the minimum liquidity of all of the Borrowers, measured collectively, to be less than $350,000.00 at all times. Minimum liquidity shall be measured as: (i) the aggregate amount of the Borrowers' cash; plus (ii) the aggregate amount of cash in the Maintenance Reserve Account, if any; plus (iii) the aggregate amount of the Borrowers' accounts receivable within ninety (90) days from the date of measurement; minus (iv) the aggregate amount of the Borrowers' accounts payable.

8.2 Fixed Charge Coverage Ratio. The Borrowers will maintain, collectively with all of the Borrowers, a minimum Fixed Charge Coverage Ratio (the "FCCR") as follows:

Period	Minimum FCCR
at 12/31/08	0.50x
at 6/30/09 to 12/31/09	1.15x
at 3/31/10 and thereafter	1.25x (before distributions)/1.00x (after distributions)

The FCCR shall be tested on a rolling quarterly on the final day of the months of March, June, September and December, beginning on 12/31/08. The FCCR will be measured based on the immediately preceding four (4) quarters. The FCCR shall be calculated as follows: (i) the difference between (x) earnings before interest, tax, depreciation and amortization, minus (y) capital expenditures, shall be divided by (ii) all scheduled principal and interest payments on the Promissory Note for the corresponding period. In the event that equipment or maintenance expenditures are capitalized rather than expensed, the calculation will be adjusted for the capitalized expenditures, to the extent that such expenditures are reserved for.

8.3 Distributions.

(a) NEC-EPS Holding shall not be permitted to make any distributions of any kind to its members prior to 3/31/09.

(b) Beginning on 3/31/10, NEC-EPS Holding shall be permitted to make distributions to its members only if FCCR for the preceding 12-month period is equal to or greater than 1.25:1, in which case the maximum amount that may be distributed by NEC-EPS Holding to its members shall not exceed an amount that would cause the FCCR to be less than 1.00:1 if the FCCR were to be recalculated for such preceding 12-month period to include, as a reduction in the numerator, the amount of the proposed distribution and the amount of all previous distributions made by NEC-EPS Holding to its members during such 12-month period. In the event that expenditures are capitalized rather than expensed, the cash flow will be adjusted for capitalized expenditures to the extent that the expenditures are reserved for.

8.4 Audited Financial Statements of EPS. In addition to other financial reporting required in connection with this Loan, the Borrower shall provide audited financial statements of Energy and Power Solutions as soon as possible following end of each calendar year, but not later than 120 days of the end of each calendar year, beginning with the December 31, 2008 audited financial statements.

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